Exhibit 3.60

Delaware
The First State
     I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “CADBURY SCHWEPPES FINANCE, INC.”, FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2004, AT 1:26 O’CLOCK P.M.
     A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
2652540 8100	AUTHENTICATION:	3538716

040893945	DATE:	12-10-04

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:52 PM 12/10/2004
FILED 01:26 PM 12/10/2004
SRV 040893945 – 2652540 FILE
CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
CADBURY SCHWEPPES FINANCE, INC.
          Cadbury Schweppes Finance, Inc., a Delaware corporation (the “Corporation”), hereby certifies that the amendment set forth below to the Corporation’s Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware:
          FIRST: Article FOURTH is amended to read in its entirely as follows:
          “The total number of shares of stock which the Corporation shall be authorized to issue is Twenty Six Thousand (26,000) shares of Common Stock, par value $.01 per share. Any shares of Common Stock repurchased by the Corporation shall thereupon immediately be retired and canceled, shall be prohibited from being reissued and shall be eliminated from the authorized shares of Common Stock the Corporation has authority to issue.”
          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed by its duly authorized officers, on this 9th day of December, 2004.

CADBURY SCHWEPPES FINANCE, INC.

By:	/s/ Lisa Longo

Name:	Lisa Longo
Office:	Vice President